Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Genentech, Inc.
at
$86.50 Net Per Share
by
Roche Investments USA Inc.
a member of the
Roche Group

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 12, 2009, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated February 9, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Roche Investments USA Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (“Parent”), to purchase, upon the terms and subject to the conditions set forth in the Offer, all outstanding shares of common stock, par value $0.02 per share (the “Shares”), of Genentech, Inc., a Delaware corporation (the “Company”), not owned by Parent and its subsidiaries (the “Roche Group”) at a purchase price of $86.50 per Share, net to you in cash, without interest and less applicable withholding taxes.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price paid in the Offer is $86.50 per Share, net to you in cash, without interest and less applicable withholding taxes.

2. The Offer is being made for all outstanding Shares not owned by the Roche Group.

3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, March 12, 2009, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

4. The Offer is conditioned upon, among other things, satisfaction of (i) a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares, excluding Shares owned by the Roche Group, the officers, directors and controlling shareholders of Parent and the officers and directors of the Company and (ii) a condition, which may be waived by the Purchaser in its sole discretion, that the Purchaser and its affiliates shall have obtained sufficient financing to purchase all outstanding Shares not owned by the Roche Group and all Shares issuable upon exercise of outstanding options and to pay related fees and expenses. Other conditions to the Offer are described in the Offer to Purchase.

5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding rate of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf the of the Purchaser by Greenhill & Co., LLC, the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at the Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth under “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at the Book-Entry Transfer Facility, are actually received by the Depositary.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Genentech, Inc.
at
$86.50 Net Per Share
by
Roche Investments USA Inc.
a member of the
Roche Group

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 9, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Roche Investments USA Inc., a Delaware corporation and an indirect wholly owned subsidiary of Roche Holding Ltd (“Parent”), a joint stock company organized under the laws of Switzerland, to purchase all outstanding shares of common stock, par value $0.02 per share (the “Shares”), of Genentech, Inc., a Delaware corporation, not owned by Parent and its subsidiaries at a purchase price of $86.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

Shares*
Signature(s)

Dated , 2009
Name(s)

Title(s) (If Signing in a Fiduciary or Representative Capacity)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.